Exhibit 99.1

1505 Tyrell Lane, Boise, ID 83706
Tel: 208.424.1027	Fax: 208.424.1030

TRADING SYMBOLS:	December 8, 2009
In the United States: NYSE Amex: HTM and in Canada: TSX: GTH

PPA PRICING IMPROVED;
NEW WATER RIGHTS ACQUIRED AT SAN EMIDIO PROJECT

BOISE, Idaho – December 8, 2009 (NYSE Amex: HTM, TSX: GTH) U.S. Geothermal Inc. (“U.S. Geothermal”), a renewable energy company focused on the development, production and sale of electricity from geothermal energy, announced today that a 26.5% increase in the average power price is now in effect at its operating San Emidio power plant located northeast of Reno, Nevada. The current 3.6 megawatt (“MW”) capacity power plant is selling approximately 2.5 MWs of electricity to NV Energy’s subsidiary Sierra Pacific Power Company (“SPP”) under an existing contract that expires after 2017. SPP adjusts the rate paid to the project for energy and capacity on an annual basis and the most recent adjustment for the period September 1, 2009 through September 1, 2010 resulted in a favorable increase in the power price.

U.S. Geothermal also recently acquired 724 acre-feet of additional groundwater rights and a mothballed dehydration facility located adjacent to the site. U.S. Geothermal now owns 1,488 acre-feet of water rights that allow the use of high efficiency water cooling for the planned power plant expansion. The 40 acre dehydration site includes 91,184 square feet of office, shop, and operation and storage buildings.

Since acquiring the San Emidio project in May 2008, U.S. Geothermal invested $577,400 in repairs and upgrades to the existing 22 year old power plant and associated well field to increase production capacity and power sales while a planned repower and expansion process takes place. Electrical power output has increased 33.3 percent from the first half of 2009 and the project is generating positive cash flow.

U.S. Geothermal is planning the initial San Emidio project as a 35 MW plant developed in two stages: repower and expansion. Under the first stage, the existing 3.6 MW plant will be replaced with a new, more efficient 9 to 10 MW power plant that will utilize the existing geothermal fluid flow from the proven reservoir. The expected online date for this replacement plant is late 2011. The second stage requires drilling new production wells and constructing an upgraded transmission line to support increased power production. The expansion stage power plant is expected to produce an incremental increase of 26 MW and come online by the third quarter of 2012.

About U.S. Geothermal:

U.S. Geothermal is a renewable energy development company with operating geothermal power plants at Raft River, Idaho and San Emidio, Nevada A temperature gradient drilling program is underway at the Neal Hot Spring project following the successful completion of a second full scale production well. Development of the third operating geothermal power plant is proceeding.

Website: www.usgeothermal.com	NYSE Amex: HTM	TSX: GTH

Please visit our Website at: www.usgeothermal.com

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon - Investor Relations
Tel: 866-687-7059
Fax: 208-424-1030
saf@usgeothermal.com

The information provided in this news release may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995. These statements are based on U.S. Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and US securities agencies. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

The NYSE Amex and the TSX do not accept responsibility for the adequacy of this release.

U.S. Geothermal Inc.	1505 Tyrell Lane, Boise, ID 83706	208-424-1027
www.usgeothermal.com